Exhibit 10.8
Execution Version
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT dated as of February 5, 2010 (the “Effective Date”), by and between Air Lease Corporation, a Delaware corporation with its principal place of business at 2000 Avenue of the Stars, Suite 600N, Los Angeles, California 90067 (the “Company”), and Steven F. Udvar-Házy, c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 600N, Los Angeles, California 90067 (the “Executive”).
     WHEREAS the Company wishes to employ the Executive in the capacity of Chairman of the Board and Chief Executive Officer, on the terms and subject to the conditions set forth herein; and
     WHEREAS the Executive wishes to accept such employment;
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:
     1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a term commencing as of the Effective Date and continuing until June 30, 2013 (as may be amended from time to time, the “End Date”), unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).
     2. Duties. During the Term, the Executive shall be employed by the Company as Chairman of the Board and Chief Executive Officer, and, as such, the Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall he specified and designated from time to time by the Board of Directors of the Company. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.
      3. Compensation.
          3.1 Annual Salary. The Company shall pay the Executive during the Term a salary at the rate of One Million Eight Hundred Thousand Dollars ($1,800,000) per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. Beginning in the first quarter of 2011, the Annual Salary shall he reviewed by the Compensation Committee of the Board of Directors (the “Compensation Committee”) at least annually for anticipated annual increases, such increases, if any, to be determined in the sole discretion of the Committee based on satisfactory performance of the Executive’s duties.
      3.2 Bonus.
               (a) Annual Bonus. During the Term, in addition to the Annual Salary, the Executive shall have the opportunity to receive an annual bonus (the “Annual Bonus”) for each calendar year ending during the Term. The Executive’s target Annual Bonus shall be one hundred percent (100%) of his Annual Salary actually paid for such year and his maximum Annual Bonus shall be two hundred percent (200%) of his Annual Salary actually paid for such year, but the actual Annual Bonus shall be determined on the basis of the Company’s attainment of objective financial performance metrics or a combination of the Company’s attainment of such financial performance metrics and the Executive’s attainment of individual objectives, in each case as determined and approved by the Compensation Committee. The Executive’s Annual Bonus with respect to the partial calendar year in which the Effective Date occurs shall be prorated according to the Annual Salary actually paid for such partial calendar year and may be determined on the basis of attainment of individual objectives or subjective criteria approved by the Compensation Committee, but shall not, in any case, be less than One Million Six Hundred Twelve Thousand Five Hundred Dollars ($1,612,500). The Annual Bonus shall be paid in a lump sum, no later than March 15 of the calendar year following the calendar year to which such bonus relates.
               (b) 144A Success Bonus. In the event that the Rule 144A Offering is consummated, the Executive shall receive a one-time bonus in an amount equal to Five Hundred Thousand Dollars ($500,000), payable in a lump sum on the tenth (10th) business day following the closing of such offering. The “Rule 144A Offering” means the offerings and concurrent private placements of shares of the Company’s Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, pursuant to Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended, contemplated by the Company as of the date on which the Executive executed this Agreement (the “Execution Date”), including, without limitation, shares of the Company’s capital stock issued to funds managed by Ares Management LLC and Leonard Green & Partners, L.P., but excluding shares of the Company’s capital stock issued prior to the Execution Date at a price per share of $2.00.
               (c) IPO Bonus. If a registration statement filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in respect of an initial public offering of any class of the Company’s common stock becomes effective during the Term, the Executive shall receive a bonus in an amount equal to ten percent (10%) of the Executive’s then current rate of Annual Salary, payable in a lump sum on the tenth (10th) business day thereafter.
               (d) Three-Year Service Completion Bonus. If the Executive is employed by the Company on the third anniversary of the Effective Date, the Executive shall receive a bonus in an amount equal to ten percent (10%) of the Executive’s then current rate of Annual Salary, payable in a lump sum on the tenth (10th) business day thereafter.
               (e) Deferred Bonus Plan. It is the intention of the Company to establish a Deferred Bonus Plan, pursuant to which employees of the Company shall have the opportunity to receive a bonus in an amount equal to a percentage (to be specified in such plan or an award agreement thereunder) of the aggregate amount of salary and annual bonus compensation set forth on their Form W-2 issued by the Company with respect to a particular calendar year (but excluding any amounts included in such W-2 that are attributable to equity compensation or bonus compensation other than annual bonus compensation), which bonus shall (i) vest on the third (3d) anniversary of the end of the applicable calendar year if an employee is still employed by the Company on such anniversary and (ii) be paid on the tenth (10th) business day thereafter. The Company intends that the bonus percentage for which the Executive shall be eligible shall be nine percent (9%).
          3.3 Benefits. Except with respect to benefits of a type otherwise provided for under Section 3.4, the Executive shall be permitted during the Term to participate in any group life, accidental death, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits, if any, that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs. Without limiting the generality of the foregoing:
               (a) The Company shall provide the Executive with VIP employee parking at the place of the Company’s principal offices.

               (b) The Company shall pay, on behalf of the Executive, the premiums associated with a team life insurance policy providing a benefit of Five Million Dollars ($5,000,000) payable to the Executive’s spouse or other beneficiary.
               (c) The Company shall establish a “safe harbor” qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, and such plan shall provide for the maximum employer matching contribution permissible under the applicable safe harbor provisions.
          3.4 Grant of Equity Incentives. In the event that the Rule 144A Offering closes and results in gross proceeds to the Company of at least $800 million (including as a result of any exercise of the additional allotment by the initial purchaser and placement agent), the Company shall, on the date of such closing, grant to the Executive options to purchase shares of Class A Common Stock (“Options”) and restricted stock units in respect of shares of Class A Common Stock (“RSUs”) under the Company’s equity incentive plan (the “Incentive Plan”), in amounts to be determined as follows:
               (a) If the Rule 144A Offering results in gross proceeds to the Company of $1.0–1.2 billion (including as a result of any exercise of the additional allotment by the initial purchaser and placement agent), the Company shall grant to the Executive One Million Seven Hundred Fifty Thousand (1,750,000) Options and One Million Seven Hundred Fifty Thousand (1,750,000) RSUs (each such respective grant of Options and RSUs, a “Base Award”).
               (b) If the Rule 144A Offering results in gross proceeds to the Company of at least $800 million but less than $1.0 billion (including as a result of any exercise of the additional allotment by the initial purchaser and placement agent), then the Company shall grant to the Executive Options and RSUs in the following amounts, as a percentage of the Base Awards:

Gross Proceeds
Resulting from the	Percentage Applied to	Options to Be
Rule 144A Offering	Each Base Award	Awarded	RSUs to Be Awarded
At least $800 million but less than $900 million	80%	1,400,000	1,400,000
At least $900 million but less than $1.0 billion	90%	1,575,000	1,575,000
               (c) If the Rule 144A Offering results in gross proceeds to the Company in excess of $1.2 billion (including as a result of any exercise of the additional allotment by the initial purchaser and placement agent), the Company shall grant to the Executive Options and RSUs, in each case in an amount equal to the Base Award increased proportionately by Twenty Thousand (20,000) RSUs and Twenty Thousand (20,000) Options, respectively, for every increment of One Million (1,000,000) shares sold in excess of the number of shares representing $1.2 billion of gross proceeds to the Company, calculated on the basis of the weighted average share price of the shares sold in the Rule 144A Offering. Such increases shall be automatic and shall not require any further action by the Board of Directors or its Compensation Committee. By way of example only, in the event that 69.4 million shares of the Company’s Class A Common Stock and Class B Common Stock were sold in the Rule 144A Offering for aggregate gross proceeds of approximately $1.36 billion at a weighted average price per share of $19.58, the Executive would receive an additional 162,260 RSUs and 162,260 Options, for total awards of 1,912,260 RSUs and 1,912,260 Options.

               (d) The Options and the RSUs shall be subject to such terms and conditions (including, without limitation, provisions relating to exercise price, vesting, method of exercise and payment, withholding, limited periods after termination of employment within which the Options may be exercised, adjustments in the case of changes in capital structure, nontransferability and rights of repurchase and first refusal) not inconsistent with the foregoing and the Incentive Plan, as may be determined by the Compensation Committee in its sole discretion; provided. that the Executive shall be entitled to elect to have shares withheld to pay the exercise price of the Options and to satisfy the statutory minimum tax withholding obligations for the Options and the RSUs; and provided, further, that the RSUs and Options shall be subject to the vesting conditions set forth on Exhibit A attached hereto. The general terms and conditions of the grant of the Options and the grant of the RSUs shall be set forth in award agreements (the “Options Agreement” and “RSU Agreement,” respectively) to be entered into by the Company and the Executive, and such award agreements shall evidence such grants. Subject to this Section 3.4 and Sections 4 and 5 of this Agreement, the Options and RSUs shall be governed in all respects by the terms of the Incentive Plan and the applicable award agreement.
          3.5 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, including, without limitation, appropriate industry association fees, in accordance with the policies, practices and procedures of the Company applicable to senior executives of the Company.
     4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than one hundred eighty (180) consecutive or non-consecutive days out of any consecutive twelve (12)-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability,
          (a) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive:
(i) any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), as well as any Annual Bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid in a lump sum on the thirtieth (30th) day following the date of such termination;
(ii) a prorated Annual Bonus with respect to the calendar year in which such termination occurs, based on actual performance, payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates;
(iii) a deferred bonus pursuant to Section 3.2(e) with respect to the calendar year in which such termination occurs, which bonus shall vest in full and shall be paid in a lump sum on the tenth (10th) business day following the date of such termination; and
(iv) any deferred bonuses granted but not yet paid pursuant to Section 3.2(e), with respect to years prior to the year in which such termination occurs, which bonuses shall vest in full and shall be paid in a lump sum on the tenth (10th) business day following the date of such termination;
          (b) to the extent not previously vested as of the date of such termination, (i) the Options shall be subject to accelerated vesting and become fully vested as of the date of termination, and shall otherwise be exercisable pursuant to the terms and conditions set forth in the applicable Options Agreement, and (ii) the RSUs shall be subject to accelerated time-vesting, but shall remain subject to any unmet performance conditions set forth in the applicable RSU Agreement and, for this purpose, shall remain outstanding until the end of the applicable performance period; and
          (c) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further right to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     5. Certain Terminations of Employment.
          5.1 Termination by the Company for Cause; Termination by the Executive Without Good Reason.
          (a) For purposes of this Agreement, “Cause” shall mean the Executive’s:
(i) conviction of, or plea of guilty or nolo contendere to, a felony; a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;
(ii) engagement during the performance of his duties hereunder, or otherwise to the detriment of the Company, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;
(iii) repeated failure to adhere to the directions of the Board of Directors, to adhere to the Company’s policies and practices or to devote substantially all of his business time and efforts to the Company;
(iv) willful failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his disability);
(v) breach of any of the provisions of Section 6; or
(vi) breach in any material respect of the terms and provisions of this Agreement;
provided, that, in the event of a termination of the Executive’s employment pursuant to clause (iii), (iv), (v) or (vi), the Company shall provide the Executive with a Notice of Termination at any time not more than thirty (30) days following the occurrence of any of the events described in such clause (or, if later, the Company’s knowledge thereof), and the Executive shall have thirty (30) days following the provision of such Notice of Termination to cure the basis for termination specified in such notice. A “Notice of Termination” means a written notice which (I) indicates the specific termination provision in this Agreement relied upon, (II) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (III) specifies the date on which the Executive’s employment shall terminate (which date shall be not less than thirty (30) days or more than sixty (60) days after the giving of such notice).
          (b) The Company may terminate the Executive’s employment hereunder for Cause pursuant to Section 5.1(a), and the Executive may terminate his employment on no less than thirty (30) days’ and no more than sixty (60) days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 5.2(a), (i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to such termination), as well as any Annual Bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid in a lump sum on the thirtieth (30th) day following the date of such termination; (ii) any and all Options and RSUs not vested as of the date of such termination shall be forfeited pursuant to the terms and conditions set forth in the applicable Options Agreement and RSU Agreement, respectively; and (iii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

          5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.
          (a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,
(i) the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;
(ii) a reduction in Annual Salary of the Executive; or
(iii) the relocation of the Executive’s office to more than thirty-five (35) miles from the principal offices of the Company.
Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless the Executive provides to the Company a Notice of Termination on account thereof (specifying a termination date not less than thirty (30) days and not more than sixty (60) days after the giving of such notice) no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date such Notice of Termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.
          (b) The Company may terminate the Executive’s employment at any time for any reason or no reason, and the Executive may terminate the Executive’s employment with the Company for Good Reason pursuant to Section 5.2(a). If the Company terminates the

Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason,
(i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), as well as any Annual Bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid in a lump sum on the thirtieth (30th) day following the date of such termination;
(ii) the Executive shall receive (A) a prorated Annual Bonus with respect to the calendar year in which such termination occurs, based on actual performance and payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates, and (B) a deferred bonus pursuant to Section 3.2(e) with respect to the calendar year in which such termination occurs, which bonus shall vest in full and shall be paid in a lump sum on the tenth (10th) business day following the statutory period for revocation of the Release (as defined below);
(iii) subject to compliance with the Executive’s covenants set forth in Section 6 below, (A) the Executive shall receive salary continuation at the rate of the Annual Salary in effect as of the date of termination of employment, for the period commencing on the date of termination and ending on the later of the End Date and the second anniversary of the date of such termination (the “Continuation Period”), payable in accordance with the customary payroll practices of the Company applicable to senior e executives, (B) the Executive shall receive an amount equal to the target Annual Bonus for each calendar year remaining in the Continuation Period, beginning with the year following the year in which the termination of the Executive’s employment occurred, (C) the Executive shall receive through the end of the Continuation Period, continuing coverage under the group health plans in which the Executive was participating at the time of termination of employment, (D) the Company shall continue to pay the premiums for the Executive’s term life insurance described in Section 3.3(c) through the end of the Continuation Period, and (E) any deferred bonuses granted but not yet paid pursuant to Section 3.2(e), with respect to years prior to the year in which the termination of the Executive’s employment occurred, shall vest in full and shall be paid in a lump sum on the tenth (10th) business day following the statutory period for revocation of the Release;
(iv) to the extent not previously vested as of the date of such termination, (A) the Options shall be subject to accelerated vesting and become fully vested as of the date of termination, and shall otherwise be exercisable pursuant to the terms and conditions set forth in the applicable Options Agreement, and (B) the RSUs shall be subject to accelerated time-vesting, but shall remain subject to any unmet performance conditions set forth in the applicable RSU Agreement and, for this purpose, shall remain outstanding until the end of the applicable performance period; and
(v) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
          Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 5.2(b)(ii) and 5.2(b)(iii) that the Executive execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit B (the “Release) within twenty-one (21) days following the date of termination of the Executive’s employment and that the Executive not revoke such release within seven (7) days thereafter.
          (c) Notwithstanding clause (iii)(C) of Section 5.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clause (iii)(C) from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause (iii)(C) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).
     6. Covenants of the Executive.
          6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is aircraft and aviation equipment leasing (such business, and any and all other businesses that after the Effective Date, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the

“Business”); (ii) the Company is one of the limited number of persons and entities who have developed such a business (the business of such a person or entity in competition with the Company, a “Competing Business”); (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:
          (a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the Effective Date and ending one (1) year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), he shall not in the United States, directly or indirectly, (i) engage in any element of a Competing Business or otherwise compete with the Company or its affiliates, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of a Competing Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without otherwise participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling Person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity.
          (b) During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates, including, without limitation, information with respect to (i) rates and expiration dates under aircraft- and aviation equipment-related leases to which the Company is a party; (ii) the number and identities of airlines leasing aircraft or aviation equipment from the Company, or otherwise making use of other services provided by the Company; (iii) the number, type, remaining useful life, and value of aircraft owned by the Company and/or its direct or indirect subsidiaries; (iv) profit or loss figures; and (v) customers, clients, suppliers, sources of supply and lists of customers and potential customers (collectively, the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

          (c) During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within the one (1)-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates. The immediately preceding sentence does not apply in respect of general solicitations of employment, such as published advertisements not specifically directed toward employees of the Company. During the Restricted Period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.
          (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.

          6.2 Rights and Remedies upon Breach.
          (a) The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants” ) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates shall have the following rights and remedies to the extent permitted under applicable law, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):
               (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and
               (ii) the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.
          (b) The Executive agrees that, in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
     7. Other Provisions.
          7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement, and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation , any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
          7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
          7.3 Enforceability; Jurisdiction; Arbitration.
          (a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdiction, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).
          (b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration administered by JAMS/Endispute in Los Angeles, California before a single arbitrator in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.
          7.4 Section 409A of the Code.
          (a) Certain payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A, the payment of which is intended to comply with Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company the company may, with the Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.
          (b) Any reimbursement pursuant to the provisions of this Agreement will be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Any reimbursement to be made or in-kind benefit to be provided pursuant to the provisions of this Agreement is not subject to liquidation or exchange for another benefit.
          (c) The Executive shall not receive any amounts set forth in Section 5.2(b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 409A.
          (d) Nothing in this Agreement shall create any obligation on the part of the Company or any of its affiliates to indemnify, reimburse, gross up, or otherwise compensate the Executive for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of Section 409A or any corresponding provision of state, local, or foreign law.
          (e) Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
          (f) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5.2(b) hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period, plus interest credited at the applicable federal rate in effect as of the date of termination of the Executive’s employment provided for in Section 7872(f)(2)(A) of the Code.
          7.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
          (a) If to the Company, to:
Air Lease Corporation
2000 Avenue of the Stars
Suite 600N
Los Angeles, California 90067
Attention: John L. Plueger
                  President and Chief Operating Officer
Copy:        Grant A. Levy
                  Executive Vice President and General Counsel
Telephone: (310) 553-0555
Facsimile: (310) 553-0999

with a copy (which shall not constitute notice) to:
Munger, Tolles & Olson, LLP
355 South Grand Avenue
35th Floor
Los Angeles, California 90071
Attention: Mark H. Kim
Telephone: (213) 683-9144
Fax: (213) 683-5144
          (b) If to the Executive, to:
Steven F. Udvar-Házy
c/o Air Lease Corporation
2000 Avenue of the Stars
Suite 600N
Los Angeles, California 90067
Telephone: (310) 553-0555
Facsimile: (310) 553-0999
Any such person may by notice given in accordance with this Section 7.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
          7.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
          7.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

          7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.
          7.9 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder; provided, that, the assignee of or successor to the Company assumes all of the Company’s obligations hereunder.
          7.10 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
          7.11 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.
          7.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
          7.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts (including by facsimile or .pdf or .tif attachment to electronic mail), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
          7.14 Survival. Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 4, 5, 6, and 7, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.
          7.15 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.
          7.16 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
[Signature page follows.]

Execution Version
     IN WITNESS WHEREOF, the parties hereto have signed their names as of the date written below.

AIR LEASE CORPORATION
By:	/s/ John L. Plueger
	Name:	John L. Plueger
	Title:	President and Chief Operating Officer

Dated: May 10, 2010

STEVEN F. UDVAR-HÁZY
/s/ Steven F. Udvar-Házy

Dated: May 10th, 2010

Execution Version
EXHIBIT A
VESTING CONDITIONS FOR EQUITY AWARDS
The RSUs will vest in cumulative installments as follows:

•	25% of the RSUs (the “First Tranche”) will vest in full upon the first anniversary of the completion of the Rule 144A Offering (the “First Anniversary Date”) so long as the Company has attained, as of the First Anniversary Date, at least 2% growth in book value per share over the book value per share immediately following the completion of the Rule 144A Offering (the “Initial Book Value), determined in accordance with U.S. generally accepted accounting principles (“GAAP”);

•	25% of the RSUs (the “Second Tranche”) will vest in full, and any unvested RSUs from the First Tranche will vest in full, upon the second anniversary of the completion of the Rule 144A Offering (the “Second Anniversary Date”) so long as the Company has attained, as of the Second Anniversary Date, at least 5.06% growth in book value per share over the Initial Book Value, determined in accordance with GAAP;

•	25% of the RSUs (the “Third Tranche”) will vest in full, and any unvested RSUs from the First Tranche and the Second Tranche will vest in full, upon the third anniversary of the completion of the Rule 144A Offering (the “Third Anniversary Date”) so long as the Company has attained, as of the Third Anniversary Date, at least 9.26% growth in book value per share over the Initial Book Value, determined in accordance with GAAP; and

•	25% of the RSUs (the “Fourth Tranche”) will vest in full, and any unvested RSUs from the First Tranche, the Second Tranche and the Third Tranche will vest in full, on the fourth anniversary of the completion of the Rule 144A Offering or on any date thereafter up to and including the fifth anniversary of the completion of the Rule 144A Offering so long as the Company has attained, as of such date, at least 13.63% growth in book value per share over the Initial Book Value, determined in accordance with GAAP.

The Options will be subject to ratable vesting over three years.

EXHIBIT B
GENERAL RELEASE
     For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Air Lease Corporation, a Delaware corporation (the “Company”), and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s or a Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act. Nothing in this paragraph is intended to limit the undersigned’s participation in any proceeding brought by any federal, state or other governmental agency to the extent such participation is protected by law. Notwithstanding anything to the contrary in this Release, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 5.2(b) of that certain Employment Agreement, dated as of February 5, 2010, between Air Lease Corporation and the undersigned (the “Employment Agreement”), which is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under the Options Agreement and RSU Agreement (as defined in the Employment Agreement), or (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company.
     THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
     IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

     (A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;
     (B) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND
     (C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.
     The undersigned represents and warrants that he has received payment by the Company of all compensation due as of the date of termination of his employment. The undersigned further represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
     The undersigned agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, administrative charge, or legal proceeding seeking equitable or monetary relief in connection with any aspect of his employment relationship with the Company or any other matter relating to the claims released by this Release, he will not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge, or legal proceeding.
     The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
     The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
IN WITNESS WHEREOF, the undersigned has executed this Release this _______ day of ______________, _____.

B-2